EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey Mogilner	Joseph N. Jaffoni, Carol Young
Midway Games Inc.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
gmogilner@midway.com	mwy@jcir.com
MIDWAY ANNOUNCES EXPECTED 2005 THIRD QUARTER RESULTS
Chicago, Illinois, November 1, 2005 — Midway Games Inc. (NYSE: MWY) today announced expected revenue and net loss for the third quarter ended September 30, 2005, and provided revised guidance for 2005. Midway will report its full 2005 third quarter results and host a conference call and webcast on November 7, the details of which are provided below.
For the 2005 third quarter, Midway expects to report net revenue in-line with prior guidance at approximately $30 million, but expects a net loss of approximately $29 million. In August, the Company provided guidance for a 2005 third quarter net loss of $19 million. The greater-than-anticipated net loss is due to several factors including accelerated amortization and writedowns of capitalized product development costs primarily associated with both third quarter and fourth quarter releases.
For the year ending December 31, 2005, Midway has revised its net revenue expectations in part due to re-scheduling certain products into 2006 from the fourth quarter of 2005, as well as lower-than-expected retailer reorders for several recently released titles, including The Suffering: Ties That Bind and L.A. RUSH. As such, for the year ending December 31, 2005, the Company now expects net revenues of approximately $145 million, compared with the Company’s previous estimate of net revenue of $200 million. Additionally, the Company now expects a 2005 full year net loss of approximately $95 million compared with its prior guidance for a net loss of approximately $60 million.
David F. Zucker, president and chief executive officer, remarked, “While we are disappointed with sales of some of our products this year, we continue to be excited about the progress we are making on, and the prospects for, our 2006 and 2007 products. We believe that our recent financing has provided the flexibility and financial resources to meet our goal of developing high-quality games with better game concepts as we move through the upcoming console transition.”

Mr. Zucker concluded, “We expect to further expand our product portfolio by leveraging established franchises, creating new owned properties, and building new relationships with licensors. We intend to focus on building a business that can thrive during the console transition and provide a foundation for success early in the next cycle.”
CONFERENCE CALL
As previously announced, Midway Games Inc. will release financial results for the three-month period ended September 30, 2005 after the market closes on Monday, November 7th. Midway will host a conference call and simultaneous webcast that afternoon at 4:45 P.M. EST to review the results. Both the call and webcast are open to the general public. The conference call number is (212) 676-5241; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until November 9 at 6:45 p.m. EST, by dialing (800) 633-8284 or (402) 977-9140 (international callers). The access code for the replay is 21265873. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers, adequacy of capital resources and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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